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                    May 30, 2023

       JD Larsen
       Chief Financial Officer
       Chosen, Inc.
       4 S 2600 W
       Suite 5
       Hurricane, UT 84737

                                                        Re: Chosen, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed February 2,
2023
                                                            File No. 000-56519

       Dear JD Larsen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Tej Prakash